UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 21, 2014

ECHELON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29748	77-0203595
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

550 Meridian Avenue San Jose, California		95126
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: (408) 938-5200

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 21, 2014, Echelon Corporation (the “Company”) and S&T AG (“Buyer”) entered into a Master Asset Purchase Agreement (the “Agreement”) under which the Company agreed to sell to Buyer certain assets of, and Buyer agreed to assume certain liabilities from the Company with respect to, the Company’s Grid modernization business (the “Business”).

Under the Agreement, the Buyer will pay approximately $5 million to acquire the Business, dependent in part on the net value of assets and liabilities at closing. If the Business achieves a specified revenue target prior to January 1, 2016, then the Company will be entitled to a payment of an additional $1 million.

The completion of the transactions contemplated by the Agreement is subject to customary closing conditions, including the receipt of all necessary regulatory approvals.

As part of the Agreement, the Company agreed to certain non-competition restrictions following Buyer’s acquisition of the Business, including that, for a period of five years following the closing, it will not engage in a Competing Business (as defined in the Agreement) anywhere in the world. The Company and Buyer each agreed not to induce or attempt to induce certain employees from leaving the employment of the other party.

The Agreement provides for indemnification rights related to breaches of each party’s representations, warranties, covenants and certain other matters. The indemnification obligations of each party are subject to the limitations set forth in the Agreement.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject, and qualified in its entirety by reference, to the full text of the Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The Agreement contains representations and warranties by each of the Company and Buyer. These representations and warranties were made solely for the benefit of the parties to the Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Agreement by disclosures that were made to the other party in connection with the negotiation of the Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Agreement or such other date or dates as may be specified in the Agreement.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

In connection with the sale of the Business, the Company expects to incur costs, including, among others, severance and other employee-related costs and legal and professional fees. At this time, the Company is unable to make a determination of the estimated amount or range of amounts to be incurred for each major type of cost or the future cash expenditures or charges, including non-cash impairment charges (if any), that it will incur. The Company is targeting the third or fourth quarter of 2014 for the completion of the sale of the Business.

The Company will file an amendment to this Current Report on Form 8-K within four business days after it makes a determination of an estimate or a range of estimates of the costs that will be incurred in connection with the sale of the Business.

This Current Report on Form 8-K may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties; the risk that the Company’s product and service offerings by themselves or combined with other applications or offerings do not perform as designed or do not offer the expected benefits and savings; and other risks identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Item 8.01.	Other Events.

On August 21, 2014, the Company issued a press release concerning the Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Master Asset Purchase Agreement, dated as of August 21, 2014, by and between S&T AG and Echelon Corporation.*

99.1	Press Release dated August 21, 2014, of Echelon Corporation.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules upon request made by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ William R. Slakey
William R. Slakey
Executive Vice President and
Chief Financial Officer

Dated: August 27, 2014

Exhibit Index

Exhibit No.	Description

2.1	Master Asset Purchase Agreement, dated as of August 21, 2014, by and between S&T AG and Echelon Corporation.*

99.1	Press Release dated August 21, 2014, of Echelon Corporation.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules upon request made by the Securities and Exchange Commission.